Exhibit 4.17.2

Ministry of The Russian Federation for Telecommunications and Informatization

Amendment No. 2
to License No. 17938 (registration series A 017202)
dated April 26, 2001

To add the following additional clause to the Conditions For Carrying Out Activities Under License No. 17938:

“Use of wireless data transmission equipments operating in the 2,400-2,483.5 MHz frequency band shall be allowed subject to permission of the state frequency service of the Ministry of the Russian Federation for Telecommunications and Informatization.”

First Deputy Minister of the Russian Federation for Telecommunications and Informatization	/Signature/	B.D. Antoniouk

August 29, 2002

Deputy Head of the Department of the Organization of Licensing Activity	[Signature]	V.N. Ugrioumova
[Seal]